Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Post-effective Amendment No. 3) of our report dated September 25, 2018 with respect to the audited balance sheet of Bare Metal Standard, Inc. (the “Company” or “Successor”) as of October 31, 2017 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the eight months ended October 31, 2017, and the balance sheet of Taylor Brothers Holdings, Inc. (the “Predecessor”) as of October 31, 2016 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the four months ended February 28, 2017 and the year ended October 31, 2016, and the related notes. We also consent to the inclusion of our report dated January 4, 2017 with respect to the audited balance sheet of Bare Metal Standard, Inc. (the “Company”) as of October 31, 2016 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended October 31, 2016, and the related notes. Our reports contain explanatory paragraphs regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 9, 2018